Exhibit 10.1

Hana Biosciences, Inc.

February 5, 2010	7000 Shoreline Court, Suite 370
South San Francisco, CA 94080
Ph. (650) 588-6784
Fax. (650) 228-2754

Dear Craig,

I am delighted to offer you the position of Vice President, Chief Financial Officer at Hana Biosciences, Inc. You will report to Steven R. Deitcher, M.D., President and Chief Executive Officer.  Your start date with the Company will be on or before Monday, March 1, 2010.

Your base salary will be $295,000 per year (gross, less legally required withholding and other required deductions, and any deductions that you voluntarily authorize in writing), paid semi-monthly.  In addition, you will be eligible for an annual performance-based cash bonus of up to 30% of your annualized base salary.  The determination of your annual bonus will be made by the Chief Executive Officer and will be subject to approval by Hana’s Board of Directors.  For 2010, your target bonus will be pro-rated based on the commencement of your employment.

Effective upon the commencement of your employment with Hana, you will also be granted an option to purchase 350,000 shares of Hana stock which vest one-third on the first anniversary of the grant date and, thereafter, the remainder will vest in 24 equal monthly installments over two years (the “Initial Option”). The exercise price of the Initial Option will be equal to the closing price of Hana common stock, as reported on the OTC Bulletin Board, on the last business day prior to your first day of employment.  In addition, you will be entitled to an additional stock option grant to purchase 150,000 shares of Hana common stock upon closing of a financing transaction in 2010 that results in net proceeds to Hana of greater than $20,000,000, or 250,000 shares of Hana common stock upon closing of a financing transaction in 2010 that results in net proceeds to Hana of greater than $30,000,000 (the “Financing Options”), in either case at an exercise price equal to the fair market value of Hana’s common stock as determined in accordance with Hana’s stock option pricing policies then in effect. Your right to purchase one-third of the shares subject to any Financing Options will vest in the same manner as the Initial Option (i.e., one-third on the first anniversary of the grant date, and the remainder in 24 equal monthly installments thereafter).  The Initial Option and any Financing Options will be evidenced to separate stock option agreements on the Company’s standard form.  Any other future stock options will be granted per guidelines then in place for all employees of the company, based on performance and contributions as determined by the company’s Board of Directors.

If your employment with Hana is terminated by Hana without “cause,” or if you terminate your employment with Hana for “good reason,” then you shall be entitled to continue receiving your then current annualized base salary for a period of six months following such termination;  provided, however, Hana shall have no obligation to pay any compensation or other consideration following the termination of your employment unless you execute a separate agreement releasing Hana and entities and persons associated with Hana from any and all  claims relating to or in connection with your employment, including the termination of your employment.  For purposes of this letter, the term “cause” means any of the following actions committed by you:

(1)	Willful and repeated failure, disregard or refusal by you to perform your employment duties;

(2)
Willful, intentional or grossly negligent act by you having the effect of injuring, in a material way (whether financial or otherwise), the business or reputation of Hana or any of its affiliates, including but not limited to, any officer, director, executive or shareholder of Hana or its affiliates;

(3)
Willful misconduct by you in respect of your duties or obligations, including, without limitation, insubordination with respect to lawful directions received by you from the Chief Executive Officer, unless such direction was contrary to directions given by the Board;

(4)	Your conviction of any felony or a misdemeanor involving a crime of moral turpitude (including entry of a nolo contendere plea);

(5)
Hana’s determination based upon clear and convincing evidence, after a reasonable and good-faith investigation following a written allegation by another Hana employee, that you engaged in material harassment prohibited by law (including, without limitation, age, sex or race discrimination);

(6)	Any misappropriation or embezzlement by you of Hana’s (or its affiliates’) property (whether or not a misdemeanor or felony); or

(7)
A material breach by you of any of your obligations under any other agreement or Hana policy, including, without limitation, Hana’s code of ethics, employee manual and any invention assignment, confidentiality and non-solicitation agreement(s).

For purposes of this letter, the term “good reason” means  (i) a reduction in your annual base salary or annual target bonus rate or a material reduction in the benefits provided to you by Hana taken as a whole, in each case without your consent, but not if all senior executives of Hana incur any such reduction in compensation or other benefits; or (ii) a significant reduction in your duties and responsibilities; provided, however, that an event shall not constitute “good reason” unless you first notify Hana of such event in writing (including by email) within 30 days of the date you became aware of such event and the event is not corrected by Hana to your reasonable satisfaction within 30 days of the date of your written notice to Hana.

Hana Biosciences, Inc. provides its employees with a benefit package, paid medical, dental, life and disability programs, you will be eligible to participate in our 401k plan and Employee Stock Purchase Plan. You will also be entitled to 3 weeks of vacation pro-rated for the remainder of the calendar year in which you start.  This offer of employment is also conditioned upon your entry into an invention assignment, confidentiality and non-solicitation agreement, in the Company’s standard form.

Even though some provisions in this offer letter refer to future dates, they are only reference points for certain events that are scheduled for as long as you are employed.  Your employment with Hana is for an indefinite term, and nothing in this Letter modifies your at-will employment relationship with the Company. This offer expires on February 12, 2010.

Craig, I believe you will make a significant contribution to Hana, and that we will in turn provide an environment where you will grow, learn and thrive.  The entire Hana team looks forward to the opportunity to work with you.

Sincerely yours,

/s/ Steven R. Deitcher

Steven R. Deitcher, M.D.
President, CEO, and Board Member

Accepted: /s/ Craig W Carlson

 Date: 2/10/2010

Start Date: 3/1/2010

February 17, 2010	7000 Shoreline Court, Suite 370
South San Francisco, CA 94080
Ph. (650) 588-6784
Fax. (650) 228-2754

RE: Craig Carlson Employment with Hana Biosciences

Dear Craig,

This will confirm our recent discussions concerning your employment with Hana Biosciences and the effective date of your appointment as Hana’s Chief Financial Officer.  As described in the February 5, 2010 letter agreement between Hana and you, your employment with Hana will commence on March 1, 2010.  However, notwithstanding the terms of such letter agreement, upon the commencement of your employment with Hana on March 1, 2010, you will assume the title and position of Vice President of Hana.  Effective April 1, 2010, you will assume the role of Hana’s principal financial officer and your title will change to Vice President, Chief Financial Officer.  Despite these changes, all other terms of your employment described in the February 5, 2010 letter agreement, including your compensation, remain unaffected.

Please acknowledge your agreement to the foregoing by signing in the space indicated below and returning a fully-signed copy of this letter to my attention.

Sincerely yours,

/s/ Steven R. Deitcher

Steven R. Deitcher, M.D.
President, CEO, and Board Member

Acknowledged and agreed to
this 17th day of February, 2010:

Accepted: /s/ Craig W Carlson

Craig Carlson